Exhibit 99.1

Important Notice to Directors and Executive Officers of

Olin Corporation

Concerning the Blackout Period under CEOP

The Olin Corporation Contributing Employee Ownership Plan (the “CEOP”) will be changing recordkeepers effective the week of October 8, 2006. In connection with this change, our current and former employees who participate in the CEOP will be temporarily unable to access their CEOP account, including being unable to:

•	direct or diversify investments in their CEOP accounts (including transfers into or out of the Olin Common Stock Fund),

•	change their contribution rate,

•	receive distributions from the CEOP,

•	make hardship withdrawals from the CEOP, and

•	obtain CEOP loans.

This short-term period during which CEOP participants will be unable to exercise these rights qualifies as a “blackout period” under the Sarbanes-Oxley Act and related regulations, and therefore we must prohibit our directors and executive officers from trading in Olin common stock (and related equity securities, such as stock options) during this period.

The blackout period for the CEOP will begin on Wednesday, September 27, 2006 at 4:00 p.m. Eastern Time (ET) and is expected to end during the calendar week of October 8, 2006. You will receive a follow up notice informing you when the blackout period has ended. CEOP participants can determine whether the blackout period has ended by going on line to the new Plan Web site at http://olin.csplans.com, by calling the new automated Olin CEOP Service Center at 1-888-685-OLIN, or by calling Sharon Doughty at 203-761-2565.

During the blackout period you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Olin common stock. For example, you will be prohibited from:

•	transferring your own CEOP account into or out of Olin shares,

•	buying or selling shares of our common stock on the open market (if you acquired those shares in connection with your services for Olin), and

•	exercising Olin stock options.

These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement. The trading prohibition does not apply to certain exempt transactions, such as continuing your present salary deferral contributions into the CEOP, certain other “automatic” transactions, certain Rule 10b5-1 plan transactions and bona fide gifts.

Although you may engage in transactions involving shares of Olin stock that you did not acquire in connection with your services as a director or executive officer during the blackout period, the presumption is that any transaction involves shares acquired in connection with your services. To rebut the presumption, you must be able to identify the source of the shares and show that you used the same source “identification” for all purposes, such as tax reporting and Form 4 disclosure requirements. Of course, any transactions exempt under the blackout period remain subject to our general insider trading policy.

Any profit you realize from any non-exempt transaction involving Olin common stock during the blackout period is recoverable by Olin. In addition, you are subject to civil and criminal penalties if you violate the blackout period rules. Accordingly, we strongly urge you to refrain from making any trades in our common stock during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Sharon Doughty, Director Benefits Programs, at Olin Corporation, 88 Danbury Road, Suite 2-C, Wilton, CT 06897-4423.